EXHIBIT 10.4

[CENTENNIAL BANK OF THE WEST LETTERHEAD]

February 7, 2005

Mr. William R. Farr

3535 Wagon Trail Road

Greeley, Colorado 80634

Dear Bill:

This letter sets forth your new employment arrangements with Centennial Bank of the West (“Centennial”) for the period from the date this letter is executed by both you and Centennial (the “Effective Date”) to June 30, 2005, after which date you intend to retire. This letter supersedes all previous employment letters, agreements or arrangements you have had with Centennial or its affiliates.

1. Duties. From the Effective Date until June 30, 2005 (the “Term of Employment”) you shall continue to be Centennial’s President and Chief Executive Officer, and will have the duties which are appropriate (including appropriate authority and responsibilities) to that position.

No later than thirty (30) days prior to the expiration of your Term of Employment, you and Centennial shall enter into a new agreement which shall set forth any post-retirement arrangements between you and Centennial.

2. Directorships. During the Term of Employment, you will continue to serve as a Chairman of the Board of Centennial as well as a director on the Board of Directors of Centennial Bank Holdings, Inc. You shall not receive any fees for your service as a director so long as you remain employed by Centennial.

3. Salary and Benefits during your Term of Employment.

(a) Base Salary. During the Term of Employment, you will receive an annual base salary of $265,000, to be paid in accordance with Centennial’s payroll practices as in effect from time to time less applicable withholding and salary deductions.

(b) Bonus. Subject to the terms of this letter and Centennial’s annual bonus program as in effect from time to time, you will be eligible to receive a bonus for the fiscal year ended December 31, 2005, as shall be determined by the Board, pro rated for the period of your Term of Employment.

(c) Reimbursement of Business Expenses. During the Term of Employment, you will be reimbursed by Centennial for all out-of-pocket business you incur in the course of your duties in accordance with Centennial’s policies as in effect from time to time.

(d) Employee Benefits. During the Term of Employment you will be eligible to participate in the employee benefit plans, programs, policies and arrangements generally available to Centennial employees and to receive the other perquisites provided to senior executive officers of Centennial, in each case in accordance with the terms and conditions of such plans, programs, policies, arrangements and other perquisites as in effect from time to time; provided, however, that during the Term of Employment, you will be entitled to receive four and a half weeks of paid vacation time.

4. General Termination Provisions during the Term of Employment. If either you or Centennial terminates your employment under the provisions of this Section 4, Centennial shall be liable to you for all payments (if any) as described below:

(a) Termination by Centennial. Centennial may terminate your employment under this Section 4 only upon the occurrence of one or more of the following events and under the conditions described below.

(i) Disability. If, during the Term of Employment, your employment terminates due to Disability, Centennial shall pay you your base salary at the rate then in effect through the then remaining Term of Employment. For each year thereafter, Centennial shall pay to you until your death, an amount equal to 50% of the base salary paid to you during the twelve (12) month period prior to the date of such termination of employment. All amounts payable under this Section 5(a) shall be paid in semi-monthly installments, less applicable withholdings for income taxes and employment taxes. In addition, to the extent not theretofore paid or provided, Centennial shall pay or provide any other accrued amounts or benefits required to be paid or provided under any plan, program, policy or arrangement through the date of termination of employment (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(ii) Termination for Cause. Centennial may terminate your employment for Cause and, upon such termination, Centennial shall have no further obligation to make payments under this letter, except for paying amounts that have already become payable as of the date of such termination, but have not yet been paid and paying or providing the Other Benefits.

(b) Termination by You. You may terminate your employment at any time during the Term of Employment, upon sixty (60) days prior written notice. If you terminate your employment other than for Good Reason, Centennial shall have no further obligation to make payments under this letter, except for paying amounts that have already become payable as of the date of such termination, but have not yet been paid and paying or providing the Other Benefits. You may terminate your employment for Good Reason under the provisions of Section 5.

(c) Centennial’s obligation to make any payments to you as described in this Section 4 is contingent upon your execution of a Waiver and Release of Claims, a form of which is attached to this letter as Annex A.

5. Special Termination Provisions. If, during the Term of Employment, (a) Centennial terminates your employment other than for Cause or due to Disability or (b) you terminate your employment for Good Reason, then Centennial shall pay to you in one lump sum within five (5) days of such termination, an amount in cash equal to the balance of any payments you would have been entitled to receive under the remaining Term of Employment pursuant to Section 3(a). Centennial’s obligation to make any payments to you as described in this Section 5 is contingent upon your execution of a Waiver and Release of Claims, a form of which is attached to this letter as Annex A. Except as described in this Section 5, you shall not be eligible to receive any other severance benefits under any severance or termination plan, program, policy or arrangement maintained by Centennial or its affiliates.

6. Excess Payments. Notwithstanding any provision of this letter to the contrary, in the event any payments or non-cash benefits that you are entitled to receive (whether pursuant to the terms of this letter or otherwise (the “Payments”)) would be subject to the excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts payable to you under this letter shall be reduced, but not below zero, to the maximum amount as will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to you under this letter (and no other Payments) shall be reduced, unless you consent otherwise.

7. Covenants Not to Compete or Solicit Centennial Clients and Employees; Confidential Information.

(a) Non-Compete. During your employment with Centennial, and for a two (2) year period after the expiration of your Term of Employment or the date your employment is terminated in accordance with Section 4 hereof or a one year period after the date your employment is terminated in accordance with Section 5 hereof (collectively, the “Restricted Period”), you shall not directly or indirectly (without the prior written consent of Centennial) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise in a Restricted Territory and in connection with your association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(i) that is substantially related to any activity that you were engaged in with Centennial during the 12 months prior to the date of termination of your employment,

(ii) that is substantially related to any activity for which you had direct or indirect managerial or supervisory responsibility with Centennial during the 12 months prior to the date of termination of your employment, or

(iii) that calls for the application of specialized knowledge or skills substantially related to those used by you in your activities with Centennial during the 12 months prior to the date of termination of your employment.

For purposes of this letter, “Competitive Enterprise” means any business enterprise that either (A) engages in any activity closely associated with commercial banking or the operation of an institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, in a Restricted Territory, or (B) holds a 25% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity, and “Restricted Territory” means the geographic areas consisting of Boulder, Larimer and Weld counties, Colorado.

For the purposes of this letter, you acknowledge that you are part of the “executive and management personnel” of Centennial within the meaning of C.R.S. § 8-2-113(2).

(b) Non-Solicitation. During the Restricted Period, you shall not, in any manner, directly or indirectly (without the prior written consent of Centennial): (i) Solicit any Client to transact business with a Competitive Enterprise in a Restricted Territory or to reduce or refrain from doing any business with Centennial, (ii) transact business with any Client that would cause you to be a Competitive Enterprise in a Restricted Territory, (iii) interfere with or damage any relationship between Centennial and a Client or (iv) Solicit anyone who is then an employee of Centennial (or who was an employee of Centennial within the prior 12 months) to resign from Centennial or to apply for or accept employment with any other business or enterprise.

For purposes of this letter, a “Client” means any client or prospective client of Centennial to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by Centennial, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(c) Confidential Information. You hereby acknowledge that, as an employee of Centennial, you will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to Centennial and its strategic plans, operations, financial condition and performance and such confidential information constitutes trade secrets of Centennial. You further recognize and acknowledge that all confidential information is the exclusive property of Centennial, is material and confidential, and is critical to the successful conduct of the business of Centennial. Accordingly, you hereby covenant and agree that you will use confidential information for the benefit of Centennial only and shall not at any time, directly or indirectly, during the Term of Employment and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for your own benefit or for the benefit of others. Notwithstanding the foregoing, you shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing Centennial with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against you after providing Centennial with prior written notice and an opportunity to seek protection for such confidential information and (iii) with the prior written consent of Centennial.

(d) Survival. Any termination of your employment, of the Term of Employment or of this letter (or breach of this letter by you or Centennial) shall have no effect on the continuing operation of this Section 7.

(e) Validity. The terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this letter shall thereby be affected. You and Centennial hereto acknowledge that the potential restrictions on your future employment imposed by this Section 7 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 7 unreasonable in duration or geographic scope or otherwise, you and Centennial agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(f) Consideration. You and Centennial acknowledge that this letter would not have been entered into and the benefits described herein would not have been promised in the absence of your promises under this Section 7.

(g) Cease Payments. In the event that you breach Section 7(a), 7(b) or 7(c), Centennial’s obligation to make or provide payments or benefits under Section 4 or 5 shall cease, to the extent not already paid or provided.

(h) Notice to New Employers. Before you either apply for or accept employment with any other person or entity while any of Section 7(a), 7(b) or 7(c) is in effect, you will provide the prospective employer with written notice of the provisions of this Section 7 and will deliver a copy of the notice to Centennial.

8. Definitions.

(a) Board. “Board” shall mean the Board of Directors of Centennial.

(b) Cause. Termination of employment for “Cause” shall mean that, prior to any termination pursuant to Section 4(a)(ii) hereof, you shall have committed:

(i) an intentional act of fraud, embezzlement or theft;

(ii) intentional damage to property of Centennial;

(iii) intentional disclosure of confidential information or trade secrets of Centennial or information relating to customers of Centennial or its parent, a subsidiary or affiliate;

(iv) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order;

(v) an act constituting a felony or a misdemeanor involving moral turpitude for which you are convicted by any federal, state or local authority, or to which you enter a plea of guilty or nolo contendere;

(vi) an act or omission that causes you to be disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by this letter or losing any governmental or self-regulatory license that is reasonably necessary for you to perform his responsibilities to Centennial under this letter; or

(vii) intentional breach of corporate fiduciary duty involving personal profit.

For the purposes of this letter, no act, or failure to act, on your part shall be deemed “intentional” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of Centennial. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel to be heard before the Board), finding that, in the good faith opinion of the Board, you had committed an act set forth above in this Section 8(b) and specifying the particulars thereof in detail. Nothing herein shall limit you or your beneficiaries’ right to contest the validity or propriety of any such determination.

(c) Disability. “Disability” shall occur if you are incapacitated and absent from your duties hereunder on a full-time basis for four (4) consecutive months or for at least one hundred eighty (180) days (which need not be consecutive) during any twelve (12) month period. You shall be entitled to the disability benefits generally available to employees of Centennial, and the disability payments provided for in Section 4(a) hereof shall be apart from and in addition to any disability benefits generally available to employees of Centennial.

(d) Good Reason. “Good Reason” shall mean:

(i) without your express written consent, your assignment to any duties inconsistent with your title, position, duties, responsibilities and status with Centennial as contemplated by Sections 1 and 2, or any other action by Centennial that results in a diminution of your title, duties, position or reporting relationships, or your removal from, or any failures to re-elect you to, any of such positions, except in connection with the termination of your employment for Cause or as a result of your Disability or death, or termination by you other than for Good Reason; provided, however, that insubstantial or inadvertent actions not taken in bad faith which are remedied by Centennial promptly after receipt of notice thereof given by you shall not constitute Good Reason to terminate employment hereunder;

(ii) a significant adverse change in the nature or scope of the authorities, powers, functions or duties attached to your position with Centennial, any reduction in your base salary, or a significant reduction in the aggregate employee benefits provided to you without your prior written consent, unless such reduction applies equally to other similarly situated employees of Centennial, in each case, which is not remedied within ten (10) calendar days after receipt by Centennial of written notice from you of such change or reduction, as the case may be;

(iii) a determination by you made in good faith that you have been rendered substantially unable to carry out, or have been substantially hindered in the performance of, any of the authorities, powers, functions, responsibilities or duties attached to your position, which situation is not remedied within thirty (30) calendar days after receipt by Centennial of written notice from you of such determination;

(iv) Centennial relocating its principal executive offices or requiring you to relocate your principal location of work to a location which is in excess of fifty (50) miles from the current location thereof, or requiring you to travel away from your office in the course of discharging your responsibilities or duties hereunder more than thirty (30) consecutive calendar days or an aggregate of more than one hundred twenty (120) calendar days in any consecutive three hundred sixty-five (365) calendar-day period, without in either case your prior consent;

(v) failure by Centennial to require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and/or assets of Centennial, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this letter in the same manner and to the same extent that Centennial would be required to perform it if no such succession had taken place; or

(vi) any material breach of this letter by Centennial.

9. Governing Law. This letter is made and entered into in the State of Colorado, without regard to conflict of laws rules, and the laws of Colorado shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

10. Entire Agreement. This letter constitutes the entire agreement between you and Centennial concerning your employment and supercedes any prior written agreements, and there are no representations, warranties or commitments, other than those in writing executed by you and Centennial.

11. Indemnification. Following the date of this letter, Centennial shall not take any action to amend Centennial’s Articles of Incorporation, or to amend any articles of incorporation or association of any corporation or bank, respectively, that is an affiliate of Centennial, if such amendment would adversely affect your right to receive indemnification from such corporation or bank.

12. Arbitration. Except as otherwise expressly provided herein, any dispute, controversy, or claim arising out of or relating to this letter or breach thereof, or arising out of or relating in any way to your employment or the termination thereof, shall be submitted to arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this letter, but instead is limited to interpreting this letter. In the case of any arbitration or subsequent judicial proceeding arising after your discharge or termination, you shall be awarded your costs, including attorneys’ fees, provided you substantially prevails on at least one claim.

13. Assistance in Litigation. You shall make yourself available, upon the request of Centennial, to testify or otherwise assist in litigation, arbitration, or other disputes involving Centennial, or any of the directors, officers, employees, subsidiaries, or parent corporations of either, at no additional cost during your employment, and at any time following the termination of your employment for any reason, at the rate of One Thousand and No/l00 Dollars ($1,000) per day or portion thereof, plus all associated out-of-pocket expenses for complying with this Section 13.

14. Notices. Any notice or communication required or permitted to be given to you and Centennial shall be delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section.

(a) If to Centennial:

Centennial Bank of the West

4650 Royal Vista Circle

Fort Collins, Colorado 80528

(b) If to you:

William R. Farr

3535 Wagon Trail Road

Greeley, Colorado 80634

15. Binding Agreement. This letter shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this letter to your devisee, legatee, or other designee, or, if there be no such designee, to your estate. This letter shall inure to the benefit of and be enforceable by Centennial and its successors and assigns.

16. No Mitigation of Amounts Payable Hereunder. You shall not be required to mitigate the amount of any payment provided for in this letter by seeking other employment or otherwise, nor shall the amount of any payment provided for in this letter be reduced by any compensation you earn as the result of your employment by another employer after the date of termination, or otherwise.

17. Captions. The captions of this letter are inserted for convenience and are not part of the letter.

18. Severability. In case anyone or more of the provisions contained in this letter shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this letter. This letter shall be construed as if such invalid, illegal or unenforceable provision had never been a part of the letter and there shall be deemed substituted therefore such other provision as will most nearly accomplish your and Centennial’s intent to the extent permitted by the applicable law.

19. Counterparts. This letter may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same letter.

Yours very truly,

[CENTENNIAL BANK OF THE WEST]

By signing below, each signatory agrees to the terms of this letter.

DATED: February 7, 2005

CENTENNIAL BANK OF THE WEST

By:	/s/ PAUL TAYLOR
Name: Title:	Paul Taylor Executive Vice President and Chief Financial Officer

EMPLOYEE:

/s/ WILLIAM R. FARR
William R. Farr

WAIVER AND RELEASE OF CLAIMS

In consideration of the payments and arrangements set forth in the letter agreement between you and Centennial Bank of the West, a Colorado state-chartered bank (“Employer”), dated February 7, 2005 (the “Employment Agreement”) and incorporated herein by reference, you agree knowingly and voluntarily as follows:

1. You knowingly and voluntarily waive and release forever whatever claims you ever had, now have or hereafter may have against Employer and any subsidiary or affiliate of Employer, and any of its present and former employees, directors, officers and agents (collectively referred to as “Releasees”), based upon any offer, agreement, matter, occurrence or event existing or occurring prior to the execution of this waiver and release of claims, including anything relating to your employment by Employer or to the termination of such employment or to your status as a shareholder or creditor of Employer.

This release and waiver includes but is not limited to any rights or claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful or abusive discharge, for breach of any contract, for misrepresentation, for breach of any securities laws, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (except that you do not waive ADEA rights or claims that may arise after the date of this agreement).

2. The payments received by you pursuant to the Employment Agreement shall be in lieu of any and all other amounts to which you might be, are now or may become entitled from Employer and, without limiting the generality of the foregoing, you hereby expressly waive any right or claim that you may have or assert to payment for salary, bonuses, medical, dental or hospitalization benefits, life insurance benefits or attorneys’ fees; provided, however, that notwithstanding any other provision of this letter, you do not waive any of your rights and Employer shall comply with its obligations with respect to (i) the payments and arrangements set forth in the Employment Agreement and (ii) continuation coverage requirements under Section 4980B of the Internal Revenue Code of 1986, as amended (commonly referred to as “COBRA”).

3. You agree that you will not knowingly orally or in writing criticize, disparage or undermine the reputation of any Releasee.

You also hereby expressly agree not to discuss the business affairs of Employer and any of its subsidiaries and affiliates with any member of the press (or to otherwise make such information publicly available) at any time without the express written consent of Employer. Your signature below will also constitute your agreement that you will not disclose, directly or indirectly, to anyone other than your spouse, counsel, accountants or financial advisors, the terms of this release and waiver of claims or the Employment Agreement, except as may be required by law or in response to regulatory inquiry, judicial process or order.

Notwithstanding anything herein to the contrary, you hereby expressly agree that the severance payment and arrangements set forth in the Employment Agreement may be offset by any amounts you owe to Employer or any of its subsidiaries or affiliates.

Your signature below will also constitute confirmation that you have (i) made such waivers, releases, agreements and confirmation in consideration for the severance payment and other arrangements set forth in the Employment Agreement, (ii) been given at least 21 days within which to consider this Settlement Agreement and its consequences, and (iii) been advised prior to signing this release and waiver of claims to consult, and have consulted, with an attorney of your choice. For a period of seven days following the execution of this release of claims, you may revoke this release, and forfeit any right you have to the severance payments and other arrangements described under the Employment Agreement.

This release and waiver of claims shall be governed by the laws of the State of Colorado, without regard to principles of conflict of laws.

AGREED AND CONFIRMED:

Date:                                                                   , 200